Exhibit 99.1

Kroger Names Executive Leadership Team to
Support Restock Kroger Plan

EVP of Retail Operations Fred Morganthall to Retire;

EVP of Merchandising Mike Donnelly Named EVP and COO

CINCINNATI, October 23, 2017 — The Kroger Co. (NYSE: KR) today announced its executive leadership team to support the company’s Restock Kroger Plan.

“Kroger is fortunate to have a leadership team that combines deep experience with creative new talent as we strategically reposition the company through our Restock Kroger Plan,” said Rodney McMullen, Kroger’s chairman and CEO.

Fred Morganthall, Kroger’s executive vice president of retail operations, will retire after 31 years of distinguished service, effective November 30. Mike Donnelly, currently Kroger’s executive vice president of merchandising, will assume responsibility for both operations and merchandising as executive vice president and chief operating officer, effective November 1.

Kroger’s key lines of business continue to be led by three executive vice presidents who are driving execution of Restock Kroger: Mr. Donnelly, Mike Schlotman, who serves as executive vice president and chief financial officer, and Chris Hjelm, who serves as executive vice president and chief information officer.

Fred Morganthall to Retire after 31 Years of Service
Mr. Morganthall will retire from the company after 31 years of service, and 44 years in the food industry.

“There are few people in our industry as widely respected as Fred,” said Mr. McMullen. “He worked tirelessly to establish the Harris Teeter brand and, after our merger, to help position Kroger for future success. We’ve all benefited from Fred’s passion for grocery retail and operational excellence. We are grateful for Fred’s distinguished service and many contributions to Kroger and Harris Teeter, and we wish him and his family all the best.”

Mr. Morganthall’s professional life began at Procter & Gamble in 1973. His career in grocery retail began in 1978 at Spartan Stores in Grand Rapids, Mich., where he was responsible for grocery, frozen and dairy purchasing as well as general merchandise and beauty care. In 1986, he joined Harris Teeter as director of grocery merchandising. With Harris Teeter, Mr. Morganthall served in a number of executive management positions, including vice president of merchandising, vice president of distribution and vice president of operations before being named president in 1997. Under his leadership, Harris Teeter grew and firmly established its identity as a retailer that provides exceptional customer service and in-store experience.

After the 2013 merger of Kroger and Harris Teeter, Mr. Morganthall was named Kroger’s senior vice president in June 2015. He was promoted to his current role, executive vice president of retail operations, in September 2015.

Mr. Morganthall has been an active leader in industry organizations, including serving as chair of the Food Marketing Institute. In 2016, FMI honored him with its most prestigious leadership recognition, the Sidney R. Rabb Award.

Mr. Morganthall and his wife, Judy, plan to spend time with family, especially grandchildren, and look forward to traveling together.

Mike Donnelly Named Executive Vice President and Chief Operating Officer

Mr. Donnelly, Kroger’s executive vice president of merchandising, will assume responsibility for the company’s operations and merchandising as EVP and COO, effective November 1.

“Mike and his team will help us redefine the food and grocery experience for customers and drive sales,” said Mr. McMullen. “By bringing merchandising and operations together under Mike’s leadership, we will build synergies between our teams and accelerate our efforts to establish a truly seamless customer experience.”

Mr. Donnelly began his career at Fry’s Food Stores in California in 1978. He advanced to several leadership positions at Fry’s, including district management. He was named vice president of merchandising for Fry’s in 1995 and promoted to president of the Fry’s division in 2000. He has served as Kroger’s senior vice president of drug/GM, president of the company’s Ralphs division, and senior vice president of merchandising before being promoted to his current position in 2015.

At The Kroger Co., we are dedicated to our purpose: to Feed the Human SpiritTM. We are 450,000 associates who serve nearly nine million customers daily in 2,793 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Our Family of Companies operates an expanding ClickList offering — a personalized order online service — in addition to 2,258 pharmacies, 783 convenience stores, 307 fine jewelry stores, 222 retail health clinics, 1,472 supermarket fuel centers and 38 food production plants in the United States. Our

Company has been recognized as one of America’s most generous companies for our support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. As a leader in supplier diversity, we are a proud member of the Billion Dollar Roundtable.

Kroger Contacts:
Media: Kristal Howard, (513) 762-1304
Investors: Kate Ward, (513) 762-4969